Exhibit 99.1

Sovereign Bancorp News Release

FINANCIAL CONTACTS:
Mark McCollom 610-208-6426 — mmccollo@sovereignbank.com
Stacey Weikel 610-208-6112 — sweikel@sovereignbank.com

MEDIA CONTACT:
Ed Shultz 610-378-6159 — eshultz1@sovereignbank.com

DATE: September 21, 2005

Sovereign Increases Cash Dividend by 50%

PHILADELPHIA, PA... Sovereign Bancorp, Inc. (“Sovereign”) (NYSE:SOV), parent company of Sovereign Bank, announced today that its Board of Directors has declared a cash dividend increase of 50% on its common stock. The increase will result in a quarterly cash dividend of $.06 per share and an annual cash dividend of $.24 per share. The regular quarterly cash dividend is payable on November 15, 2005 to common stock shareholders of record on November 1, 2005.

“The Board of Directors and our management team remain very disciplined to our capital allocation process. During the first and second quarter of this year we returned 86% of net income to our shareholders through cash dividends and share repurchases. We are very pleased to be able to reward our shareholders with an increase in our quarterly cash dividend and remain committed to consider additional increases in future quarters. Based upon today’s closing stock price, our prospective dividend yield is 1.1%,” stated Jay S. Sidhu, Sovereign’s Chairman and Chief Executive Officer.

In addition to the common stock cash dividend, a dividend payment of $0.546875 per share is payable on September 30, 2005 on Sovereign’s Preferred Securities issued by Sovereign Capital Trust III (NYSE:SOVPRA) to holders of record on September 29, 2005.

Sovereign Bancorp, Inc., (“Sovereign”) (NYSE: SOV), is the parent company of Sovereign Bank, a $60 billion financial institution with more than 650 community banking offices, over 1,000 ATMs and approximately 10,000 team members with principal markets in the Northeast United States. Sovereign offers a broad array of financial services and products including retail banking, business and corporate banking, cash management, capital markets, trust and wealth management and insurance. Sovereign is the 19th largest banking institution in the United States. For more information on Sovereign Bank, visit <http://www.sovereignbank.com> or call 1-877-SOV-BANK.

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Note: “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995. Statements in this press release regarding Sovereign Bancorp’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual future events to differ from those contained in the forward-looking statements, see “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the most recently ended fiscal year.